Exhibit 10.163

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of the 10th day of December, 2007 by and between Inland American ST Portfolio, L.L.C., a Delaware limited liability company (“ST”) and Inland American ST Florida Portfolio, L.L.C., a Delaware limited liability company (“ST Florida”) and collectively together with their successors and assigns, are hereinafter referred to as are hereinafter sometimes individually referred to as a “Contributor”, and collectively, the “Contributors”).

WITNESSETH:

WHEREAS, LaSalle Bank National Association, (the “Lender”) is concurrently herewith making a certain loan to the Contributors in the original aggregate principal amount of TWO HUNDRED EIGHTY ONE MILLION ONE HUNDRED SIXTY EIGHT THOUSAND FORTY SIX AND NO/100 DOLLARS ($281,168,046) (the “Loan”). The Loan is being made pursuant to that certain Loan and Security Agreement of even date herewith by and among Contributors and Lender (the “Loan Agreement”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings indicated in the Loan Agreement. The Loan is evidenced and/or secured by the Loan Documents, which include, but are not limited to, the Loan Agreement, the Note, and the Mortgage.

WHEREAS, each Contributor will receive direct and indirect benefits from the availability of the Loan, and from the ability to access the collective credit resources of Contributors; and

WHEREAS, the Contributors desire to allocate certain direct benefits they will obtain under the Loan and the Loan Documents for purposes of providing a fair and equitable arrangement to make contributions when payments are made by any Contributor (a “Funding Contributor”) in an amount disproportionate to direct benefits obtained by such Funding Contributor, as further described herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce each Contributor to enter into the Loan Documents, it is agreed as follows.

1.         Allocated Loan Amount. For purposes of this Contribution Agreement, the “Allocated Loan Amount” of any Contributor as of any date of determination shall be the amount of loan proceeds benefiting each Contributor as reflected in Exhibit A attached hereto. Each Contributor hereby represents, warrants, and certifies to the other Contributor and Lender that it believes, as of the date hereof, the Allocated Loan Amounts are true and correct and accurately reflect value to such Contributor which was in the case of each Contributor applied to acquire properties for such Contributor or for other corporate or company purposes.

2.         Contribution. Each Contributor shall be liable to repay when due its Pro Rata Share (as hereinafter defined) of all sums due under the Loan Documents (such sums, the “Loan

Obligations”). In the event any Funding Contributor shall pay more than its Pro Rata Share of any Loan Obligations, then the Funding Contributor shall be entitled to contribution from, and be reimbursed on demand (subject to Section 4 below) by, the other Contributor for the amount of such excess payment (an “Excess Payment”), in the manner and to the extent set forth in this Contribution Agreement. As used herein, “Pro Rata Share” shall equal the ratio of (a) the Allocated Loan Amount for a Contributor to (b) the outstanding principal balance of the Loan. In the event an Excess Payment is made by a Funding Contributor with respect to the payment of a Loan Obligation, the Contributor who has not paid its Pro Rata Share of such payment shall be obligated to do so on demand (subject to Section 4 below) and the resulting contribution (a “Contribution Payment”) shall be allocated to the Funding Contributor so that the aggregate of all Contribution Payments shall be sufficient to repay the Funding Contributor the amount of its Excess Payment. Any amount payable as contribution under this Contribution Agreement shall be determined as of the date on which the related payment or distribution is made by a Funding Contributor.

3.         Preservation of Rights. This Contribution Agreement shall not limit any right which any Contributor may have against any other person which is not a party hereto.

4.         No Impairment: Subordination. This Contribution Agreement is intended only to define the relative rights of the Contributors, and nothing set forth in this Contribution Agreement is intended to or shall impair the obligations of the Contributors, jointly or severally, to pay to the Lender the Loan Obligations as and when the same shall become due and payable in accordance with the terms of the Loan Documents. Until such time as the Loan Obligations are discharged in accordance with the terms and provisions of the Loan Agreement and the other Loan Documents, any and all rights of contribution and reimbursement hereunder or provided by law shall be subordinate to the Loan, and the Funding Contributor shall not enforce any such rights until such Loan shall have been finally paid in full.

5.         Equitable Allocation. If, as a result of any reorganization, recapitalization or other organizational change in any of the Contributors, or as a result of any amendment, waiver or modification of the terms and conditions governing the Loan Obligations, or for any other reason, the contributions under this Contribution Agreement becomes inequitable, prior to the full repayment of the Loan the parties hereto shall, after first obtaining Lender’s written consent thereto, promptly modify and amend this Contribution Agreement to provide for an equitable allocation of contributions. Any of the foregoing modifications and amendments shall be in writing and signed by all parties hereto and acknowledged by Lender.

6.         Asset of Party to Which Contribution is Owing. Each of the parties hereto acknowledges that the right to contribution hereunder shall constitute an asset in favor of the Contributor to which such contribution is owing.

7.         Choice of Law. This Contribution Agreement and the rights, obligations and liabilities of the parties hereto shall be governed by, and construed, determined and enforced in accordance with, the laws of the State of Illinois.

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8.         Termination. This Contribution Agreement shall not be modified or amended without the prior written consent of the Lender, shall remain in effect, and shall not be terminated until the full and final indefeasible payment of all of the Loan Obligations, including, without limitation, full and final termination of all commitments by the Lender to extend financial accommodations to the Contributors pursuant to the Loan Documents.

9.         Third Party Beneficiary. The Lender is an intended third party beneficiary of this Contribution Agreement.

10.       Counterparts. This Contribution Agreement may be executed in as many counterparts as may be deemed necessary or convenient and by the different parties hereto or separate counterparts, and each of which when so executed, shall be deemed to be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of the Contributors has executed and delivered this Contribution Agreement as of the date first above written.

CONTRIBUTORS:

Inland American ST Portfolio, L.L.C., a Delaware limited liability company

By:	Inland American Real Estate Trust, Inc., it sole member

	By:	/s/ Marcia L. Grant
	Its:	Marcia L. Grant
Assistant Secretary

Inland American ST Florida Portfolio, L.L.C., a Delaware limited Liability company

By:	Inland American Real Estate Trust, Inc., it sole member

	By:	/s/ Marcia L. Grant
	Its:	Marcia L. Grant
Assistant Secretary

EXHIBIT A

Contributor	Allocated Loan Amount

ST	$168,227,022

ST FLORIDA	$112,941,024